Exhibit 10.8

South Coast	Contract No. 16059
Air Quality Management District	Standard

South Coast

This Contract consists of 26 pages.

1.	PARTIES - The parties to this Contract are the South Coast Air Quality Management District (referred to here as “SCAQMD”) whose address is 21865 Copley Drive, Diamond Bar, California 91765-4178, and Titan Diamond Bar, LLC a Delaware Limited Liability Company (referred to here as “CONTRACTOR”) whose address is 315 E. Lake Street, Suite 301 Wayzata MN 55931.
2.	RECITALS
A.	SCAQMD is the local agency with primary responsibility for regulating stationary source air pollution within the geographical boundaries of the South Coast Air Quality Management District in the State of California. SCAQMD desires to contract with CONTRACTOR for services described in Attachment 1 Statement of Work, attached here and made a part here by this reference. CONTRACTOR warrants that it is well-qualified and has the experience to provide such services on the terms set forth here.
B.	CONTRACTOR is authorized to do business in the State of California and attests that it is in good tax standing with the California Franchise Tax Board.
C.	All parties to this Contract have had the opportunity to have this Contract reviewed by their attorney.
3.	PERFORMANCE REQUIREMENTS
A.	CONTRACTOR agrees to obtain and maintain the required licenses, permits, and all other appropriate legal authorizations from all applicable federal, state and local jurisdictions and pay all applicable fees. CONTRACTOR further agrees to immediately notify SCAQMD in writing of any change in its licensing status which has a material impact on the CONTRACTOR’s performance under this Contract.
B.	CONTRACTOR shall submit reports to SCAQMD as outlined in Attachment 1 - Statement of Work. All reports shall be submitted in an environmentally friendly format: recycled paper; stapled, not bound; black and white, double-sided print; and no three-ring, spiral, or plastic binders or cardstock covers. SCAQMD reserves the right to review, comment, and request changes to any report produced as a result of this Contract.

C.	CONTRACTOR shall perform all tasks set forth in Attachment 1 - Statement of Work, and shall not engage, during the term of this Contract, in any performance of work that is in direct or indirect conflict with duties and responsibilities set forth in Attachment 1 - Statement of Work.
D.	CONTRACTOR shall be responsible for exercising the degree of skill and care customarily required by accepted professional practices and procedures subject to SCAQMD’s final approval which SCAQMD will not unreasonably withhold. Any costs incurred due to the failure to meet the foregoing standards, or otherwise defective services which require re-performance, as directed by SCAQMD, shall be the responsibility of CONTRACTOR. CONTRACTOR’s failure to achieve the performance goals and objectives stated in Attachment 1 - Statement of Work, is not a basis for requesting re-performance unless work conducted by CONTRACTOR is deemed by SCAQMD to have failed the foregoing standards of performance:
E.	CONTRACTOR shall require its subcontractors to abide by the requirements set forth in this Contract.
4.	TERM - The term of this Contract begins thirty days from date of last signature to December 31 2020, unless further extended by amendment of this Contract in writing.
5.	LEASE — SCAQMD shall lease to CONTRACTOR, for a sum of One Dollar for the entire Contract term, the area described in Attachment 3: Leased Premises and located at 21865 Copley Drive, Diamond Bar, CA 91765, for the purpose of operating and maintaining a publicly accessible Compressed Natural Gas (CNG) station (“Leased Premises”) described in Attachment 1 - Statement of Work. CONTRACTOR shall not use the Leased Premises for any other purpose than that of providing natural gas fueling services.
6.	ALTERATION & IMPROVEMENTS — CONTRACTOR, at CONTRACTOR’s expense, shall have the right, following SCAQMD’s written consent, to remodel, redecorate, and make improvements and replacements of and to all or any part of the Leased Premises from time to time as CONTRACTOR may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. CONTRACTOR shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises necessary for the operation and maintenance of the CNG station, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by CONTRACTOR at the commencement of the Lease term or placed or installed on the Leased Premises thereafter, shall remain CONTRACTOR’s property free and clear of any claim by SCAQMD. CONTRACTOR shall have the right to remove the same at any time during the term of this Agreement provided that all damage to the Leased Premises caused by such removal shall be repaired by CONTRACTOR at CONTRACTOR’s expense.

7.	LIENS - CONTRACTOR shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for CONTRACTOR at or for use at the Leased Premises, which claims are or may be secured by any mechanics’ or materialmen’s liens against the Leased Premises or any interest therein. CONTRACTOR shall give SCAQMD not less than ten (10) days’ notice prior to the commencement of any work in the Leased Premises, and SCAQMD shall have the right to post notices of non-responsibility in or on the Leased Premises as provided by law If CONTRACTOR shall, in good faith, contest the validity of any such lien, claim or demand, then CONTRACTOR shall, at its sole expense defend itself and SCAQMD against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the SCAQMD or the Leased Premises, upon the condition that if SCAQMD shall require, CONTRACTOR shall furnish to SCAQMD a surety bond satisfactory to SCAQMD in an amount equal to such contested lien claim or demand indemnifying SCAQMD against liability for the same and holding the Leased Premises free from the effect of such lien or claim. In addition, SCAQMD may require CONTRACTOR to pay SCAQMD’s attorney’s fees and costs in participating in such action if SCAQMD shall decide it is in its best interest to do so.
8.	REPAIR AND RESTORATION - CONTRACTOR shall be responsible for any damage to SCAQMD’s property or that of third parties resulting from any exercise of CONTRACTOR’s rights granted herein, including but not limited to soil erosion, subsidence or damage resulting therefrom. CONTRACTOR shall promptly repair and restore to its original condition any of SCAQMD’s property, including, but not limited to, roads, utilities, buildings and fences that may be altered, damaged or destroyed in connection with CONTRACTOR’s rights granted herein, use of the Leased Premises, or removal of CONTRACTOR’s personal property and improvements.
9.	UTILITIES — CONTRACTOR shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by CONTRACTOR on the Leased Premises during the term of this Agreement unless otherwise expressly agreed in writing by SCAQMD. In the event that any utility or service provided to the Leased Premises is not separately metered, SCAQMD shall pay the amount due and separately invoice CONTRACTOR for CONTRACTOR’s pro rata share of the charges. CONTRACTOR shall pay such amounts within fifteen (15) days of invoice.
10.	TERMINATION
A.	In the event any party fails to comply with any term or condition of this Contract, or fails to provide services in the manner agreed upon by the parties, including, but not limited to, the requirements of Attachment 1 - Statement of Work, this failure shall constitute a breach of this Contract. The non-breaching party shall notify the breaching party, in writing, that it must cure this breach within 30 days, or such longer period as may be reasonably agreed to by the non-breaching party in its sole discretion. Failure to cure such breach within the cure period shall entitle the non-breaching party to terminate this Contract upon thirty (30) days’ written notification. The non-breaching party reserves all rights under law and equity to enforce this contract and recover damages

B.	Should the Leased Premises be so badly damaged by fire, incidents of war, earthquake, flood or other acts of nature as to render it wholly unfit for CONTRACTOR’s occupancy, then this Contract shall be terminated immediately upon the happening of any such event, and CONTRACTOR shall surrender the premises and shall not be liable for any further rent. In the event of any lesser damage by any such cause, SCAQMD shall restore the premises to the condition it was in immediately prior to the event cause the damage. If SCAQMD should fail to pursue said restoration work with reasonable diligence and completion, CONTRACTOR may terminate this Agreement upon fourteen (14) days’ written notification.
C.	Either party may terminate this Contract, in whole or in part without cause, upon sixty (60) days’ written notice. If SCAQMD terminates without cause, SCAQMD shall, at SCAQMD’s option, either purchase CONTRACTOR’s property necessary for the operation of the CNG station at the Leased Premises or reimburse CONTRACTOR for the cost of removing CONTRACTOR’s property from the Leased Premises. If CONTRACTOR terminates without cause, SCAQMD shall have the option to either purchase CONTRACTOR’s property necessary for the operation of the CNG station or require CONTRACTOR to remove CONTRACTOR’s property from the Leased Premises at no cost to SCAQMD in accordance with Clause 10.D. below. CONTRACTOR shall ensure that all necessary “point of sale” payment and billing transaction software and hardware have been upgraded in accordance with current business and industry standards and practices prior to the effective date of termination. If the installation of the New Station under Task 4 of the Statement of Work has not been completed upon the effective date of termination, SCAQMD’s purchase price for the CNG station shall be CONTRACTOR’s actual cost upgrading the “point of sale” payment and billing transaction software and hardware. Otherwise, SCAQMD’s purchase price shall be the fair market value of the completed New Station.
D.	Within three months post-expiration or termination of this Contract, CONTRACTOR shall, at no cost to SCAQMD, or at SCAQMD’s cost if SCAQMD terminates without cause, properly remove from the Leased Premises any and all of the CONTRACTOR’s personal property, including but not limited to CONTRACTOR improvements installed in, on, under or above the Leased Premises and any and all equipment and trade fixtures used in the conduct of CONTRACTOR’s business located in, on, under or above the Leased Premises, whether or not such property be attached to the Leased Premises.

11.	INSURANCE
A.	CONTRACTOR shall procure and maintain for the duration of this Contract insurance against claims for injuries to persons or damages to property which may arise from or in connection with the CONTRACTOR’s exercise of its rights under this Contract. The cost of such insurance shall be borne by the CONTRACTOR. Coverage shall be at least as broad as:
a.	Commercial General Liability covering liability arising from property damage, bodily injury and personal injury, with a limit of not less than $[5,000,000] per occurrence, and $[10,000,000] in a general aggregate. SCAQMD shall be named as an additional insured in any such policy.
b.	Workers’ Compensation - statutory limits for all states of operation.
c.	Employers Liability- $[1,000,000] each employee for bodily injury by accident and $[1,000,000] each employee for bodily injury by disease.
d.	Commercial Automobile Liability Insurance, including owned, non-owned and hired automobiles covering bodily injury and property damage, to a combined single limit of $[1,000,000].
e.	Excess Liability Insurance with limits of liability of not less than $[5,000,000] occurrence/aggregate in excess of the primary liability coverages and limits above.
f.	Property Insurance against all risks of loss for the full cost of replacement of the CNG station, at the time of any loss, during the term of this CONTRACT and through the time CONTRACTOR has decommissioned the CNG station and removed it from SCAQMD’s Real Property. The proceeds of any insurance payable with respect to loss of damage to the CNG station may, at CONTRACTOR’s sole option, be used to replace, restore or repair the CNG station. This insurance shall include “all risk” insurance for physical loss or damage including without duplication of coverage, at least theft, vandalism, malicious mischief, transit, collapse, temporary buildings, debris removal, flood, earthquake and testing. CONTRACTOR shall increase limits of coverage, if necessary, to reflect estimated replacement cost. The insurance policy shall be written without a co-insurance clause. CONTRACTOR shall be solely responsible for deductible amounts.
B.	CONTRACTOR’s insurance coverage as required herein shall be primary insurance as respects SCAQMD, its officers, employees and representatives. Any insurance or self-insurance maintained by SCAQMD, its officers, employees and representatives shall be excess of CONTRACTOR’s insurance and shall not contribute to it.
C.	Each insurance policy required above shall contained, or be endorsed to contain, a waiver of all rights of subrogation against SCAQMD.
D.	SCAQMD shall be named as an additional insured on the above required policies of insurance, excluding Workers’ Compensation.
E.	CONTRACTOR shall provide to SCAQMD certificates of insurance evidencing compliance with the insurance requirements set forth above. The certificate(s) shall provide that SCAQMD will receive thirty (30) days’ prior written notice of any termination. Such certificates shall be in a form acceptable to, and underwritten by insurance company(ies) authorized to write such policies in the state where the Leased Premises is located.

F.	CONTRACTOR shall cause its subcontractor to purchase and maintain insurance of the types specified above, and CONTRACTOR shall ensure that SCAQMD is an additional insured on insurance required from subcontractors. It is agreed that the subcontractors minimum limits of insurance shall not be greater than those to be carried by CONTRACTOR, and may change from the specified coverages based on the scope of work being done by the subcontractor (i.e., the requirements for the subcontractor to provide professional liability coverage if engineering/design work is being performed and/or pollution legal liability if construction work is being performed, an MCS-90 endorsement on the automobile liability if the transportation of fuel and/or any other hazardous substance is being transported onto the site). When requested by SCAQMD in writing, CONTRACTOR shall furnish copies of certificates of insurance evidencing coverage for each CONTRACTOR’s subcontractor.
12.	INDEMNIFICATION — CONTRACTOR shall indemnify, defend, and hold harmless SCAQMD, its officers, agents and employees, from and against any claims, damages, costs, expenses, or liabilities (collectively “Claims”) arising out of or in any way connected with this Contract, including, without limitation, Claims for loss or damage to any property, or for death or injury to any person or persons, caused or claimed to be caused by the exercise of CONTRACTOR’s rights under this Contract, or use of the Leased Premises by CONTRACTOR, its contractors, agents, officers, employees or invitees, except CONTRACTOR’s indemnification obligations do not extent to those Claims caused solely by the willful or negligent acts or omissions of SCAQMD. This Indemnification Clause shall survive the expiration or termination (for any reason) of the Contract and shall remain in full force and effect.
13.	HAZARDOUS MATERIALS
A.	Definitions. As used herein, the term “Hazardous Materials” refers to any unlawful level(s) of any solvents, chemicals, hazardous substances, hazardous waste, petroleum products, pesticides, toxic substances or any other hazardous or toxic material, pollutant or contaminant as defined by Environmental Laws; and the term “Environmental Laws” means any and all lawfully promulgated and applicable federal, state, or local law relating to protection of health and/or the environment including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C.A. §§ 1252 et seq.; and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.
B.	CONTRACTOR is permitted to make use of only those Hazardous Materials that are required to be use in the normal course of CONTRACTOR’s business at the Leased Premises, provided that CONTRACTOR complies with all applicable laws related to the Hazardous Materials. CONTRACTOR shall promptly respond to and remedy (by removal and proper disposal or such other methods as shall be reasonably required) to the satisfaction of applicable governmental agencies any release or discharge of any Hazardous material connected with CONTRACTOR’s operation or CONTRACTOR’s presence on the Leased Premises. All such action shall be done in CONTRACTOR’s name, and at CONTRACTOR’s sole cost and expense.

C.	CONTRACTOR shall indemnify, defend and hold SCAQMD, its officers, employees or representatives harmless from any and all actions, claims, losses, damages, liabilities and expenses (including governmental penalties and reasonable expert and attorneys’ fees) incurred by SCAQMD which arise from the presence of Hazardous Materials in the soil or groundwater at or under the Leased Premises as a result of CONTRACTOR’s acts or omissions in handling Hazardous Materials.
D.	SCAQMD shall indemnify, defend and hold CONTRACTOR, its officers, employees or representatives harmless from any and all actions, claims, losses, damages, liabilities and expenses (including governmental penalties and reasonable expert and attorneys’ fees) incurred by CONTRACTOR which arise from the presence of Hazardous Materials in the soil or groundwater at or under the Leased Premises as a result of SCQAMD or any prior Contractor or assign’s acts or omissions in handling Hazardous Materials prior to the effective date of this Agreement.
E.	The provisions of this Article shall survive the termination of the Contract.
14.	RECORDS RETENTION, ON-SITE INSPECTIONS AND AUDIT
A.	CONTRACTOR agrees to the following Records Retention Period: maintain records related to this Contract during the Contract term and continue to retain these records for a period of three years beyond the Contract term.
B.	SCAQMD, or its designee(s), shall have the right to conduct on-site inspections of the project and to audit records related to this Contract during the Records Retention Period. CONTRACTOR agrees to include a similar right for SCAQMD to conduct on-site inspections and audits in any related subcontract.
C.	If an amount is found to be inappropriately expended, SCAQMD may withhold payment, or seek reimbursement, from CONTRACTOR in the amount equal to the amount which was inappropriately expended. Such withholding or reimbursement shall not be construed as SCAQMD’s sole remedy and shall not relieve CONTRACTOR of its obligation to perform under the terms of this Contract.
15.	COMPLIANCE WITH APPLICABLE LAWS - CONTRACTOR agrees to comply with all federal, state, and local laws, ordinances, codes and regulations and orders of public authorities in the performance of this Contract. CONTRACTOR must also ensure that the vehicles and/or equipment to be purchased, leased or installed is in compliance with all applicable federal, state, and local air quality rules and regulations and that it will maintain compliance for the full Contract term. CONTRACTOR shall ensure that the provisions of this clause are included in all subcontracts.

16.	INTELLECTUAL PROPERTY RIGHTS - Title and full ownership rights to any software developed by SCAQMD and documents, or reports developed under this Contract and submitted to SCAQMD shall at all times remain with SCAQMD. Such material is agreed to be SCAQMD proprietary information.
A.	Rights of Technical Data - SCAQMD shall have the unlimited right to use technical data, including material designated as a trade secret, resulting from the performance of services by CONTRACTOR under this Contract. CONTRACTOR shall have the right to use technical data for its own benefit.
B.	Copyright - CONTRACTOR agrees to grant SCAQMD a royalty-free, nonexclusive, irrevocable license to produce, translate, publish, use, and dispose of all copyrightable material first produced or composed in the performance of this Contract.
C.	CONTRACTOR may be granted the limited right to use SCAQMD’s name for promotional purposes, stating that CONTRACTOR is “CNG provider to SCAQMD” or similar message. Any such message shall be submitted to the SCAQMD for review and approval prior to public release or issuance, which approval shall not be unreasonably withheld. Notwithstanding the above, the use of SCAQMD’s logo for promotional purposes is strictly prohibited.
17.	NOTICES - Any notices from either party to the other shall be given in writing to the attention of the persons listed below, or to other such addresses or addressees as may hereafter be designated in writing for notices by either party to the other. Notice shall be given by certified, express; or registered mail, return’ receipt requested, and shall be effective as of the date of receipt indicated on the return receipt card.

SCAQMD:	South Coast Air Quality Management District 21865 Copley Drive Diamond Bar, CA 91765-4178 Attn: Phil Barroca, Technology Advancement

CONTRACTOR:	Titan Diamond Bar LLC 315 E Lake Street, Suite 301 Wayzata, MN 55931 Attn: Legal Dept

18.	INDEPENDENT CONTRACTOR - CONTRACTOR is an independent contractor. CONTRACTOR, its officers, employees, agents, representatives, or subcontractors shall in no sense be considered employees or agents of SCAQMD, nor shall CONTRACTOR, its officers, employees, agents, representatives, or subcontractors be entitled to or eligible to participate in any benefits, privileges, or plans, given or extended by SCAQMD to its employees. SCAQMD will not supervise, direct, or have control over, or be responsible for, CONTRACTOR’s or subcontractor’s means, methods, techniques, work sequences or procedures or for the safety precautions and programs incident thereto, or for any failure by them to comply with any local, state, or federal laws, or rules or regulations, including state minimum wage laws and OSHA requirements. CONTRACTOR shall promptly notify SCAQMD of any material changes to subcontracts that affect the Contract’s scope of work, deliverable schedule, and/or payment/cost schedule.

19.	CONFIDENTIALITY - It is expressly understood and agreed that either party may designate in a conspicuous manner the information which the receiving party (“Receiving Party”) obtains from the disclosing party (“Disclosing Party”) as confidential. The Receiving Party agrees to:
A.	Observe complete confidentiality with respect to such information, including without limitation, agreeing not to disclose or otherwise permit access to such information by any other person or entity in any manner whatsoever, except that such disclosure or access shall be permitted to employees or subcontractors of Receiving Party requiring access in fulfillment of the services provided under this Contract.
B.	Ensure that Receiving Party’s officers, employees, agents, representatives, and independent contractors are informed of the confidential nature of such information and to assure by agreement or otherwise that they are prohibited from copying or revealing, for any purpose whatsoever, the contents of such information or any part thereof, or from taking any action otherwise prohibited under this clause.
C.	Not use such information or any part thereof in the performance of services to others or for the benefit of others in any form whatsoever whether gratuitously or for valuable consideration, except as permitted under this Contract.
D.	Notify the Disclosing Party promptly and in writing of the circumstances surrounding any possession, use, or knowledge of such information or any part thereof by any person or entity other than those authorized by this clause.
E.	Take at Receiving Party’s expense, but at Disclosing Party’s option and in any event under Disclosing Party’s control, any legal action necessary to prevent unauthorized use of such information by any third party or entity which has gained access to such information at least in part due to the fault of Receiving Party.
F.	Take any and all other actions necessary or desirable to assure such continued confidentiality and protection of such information:
G.	Prevent access to such information by any person or entity not authorized under this Contract.

H.	Establish specific procedures in order to fulfill the obligations of this clause.
I.	Notwithstanding the above, nothing herein is intended to abrogate or modify the provisions of Government Code Section 6250 et seq. (Public Records Act).
20.	PUBLICATION
A.	SCAQMD shall have the right of prior written approval of any document which shall be disseminated to the public by CONTRACTOR in which CONTRACTOR utilized information obtained from SCAQMD in connection with performance under this Contract.
B.	Information, data, documents, or reports developed by CONTRACTOR for SCAQMD, pursuant to this Contract, shall be part of SCAQMD public record unless otherwise indicated. CONTRACTOR may use or publish, at its own expense, such information provided to SCAQMD. The following acknowledgment of support and disclaimer must appear in each publication of materials, whether copyrighted or not, based upon or developed under this Contract.

“This report was prepared as a result of work sponsored, paid for, in whole or in part, by the South Coast Air Quality Management District (SCAQMD). The opinions, findings, conclusions, and recommendations are those of the author and do. not necessarily represent the views of SCAQMD. SCAQMD, its officers, employees, contractors, and subcontractors make no warranty, expressed or implied, and assume no legal liability for the information in this report. SCAQMD has not approved or disapproved this report, nor has SCAQMD passed upon the accuracy or adequacy of the information contained herein.”

C.	CONTRACTOR shall inform its officers, employees, and subcontractors involved in the performance of this Contract of the restrictions contained herein and require compliance with the above.
21.	NON-DISCRIMINATION - In the performance of this Contract, CONTRACTOR shall not discriminate in recruiting, hiring, promotion, demotion, or termination practices on the basis of race, religious creed, color, national origin, ancestry, sex, age, or physical or mental disability and shall comply with the provisions of the California Fair Employment & Housing Act (Government Code Section 12900 et seq.), the Federal Civil Rights Act of 1964 (P.L. 88-352) and all amendments thereto, Executive Order No 11246 (30 Federal Register 12319), and all administrative rules and regulations issued pursuant to said Acts and Order.
22.	SOLICITATION OF EMPLOYEES - CONTRACTOR expressly agrees that CONTRACTOR shall not, during the term of this Contract, nor for a period of six months after termination, solicit for employment, whether as an employee or independent contractor, any person who is or has been employed by SCAQMD during the term of this Contract without the consent of SCAQMD.

23.	PROPERTY AND SECURITY - Without limiting CONTRACTOR obligations with regard to security, CONTRACTOR shall comply with all the rules and regulations established by SCAQMD for access to and activity in and around SCAQMD premises.
24.	ASSIGNMENT - The rights granted hereby may not be assigned, sold, licensed, or otherwise transferred by either party without the prior written consent of the other, and any attempt by either party to do so shall be void upon inception; except CONTRACTOR may assign the rights granted hereby without SCAQMD’s prior written consent to the parent, subsidiary or affiliated companies of CONTRACTOR, or to any entity which acquires substantially all of the assets of CONTRACTOR as a going concern of the business that is being conducted on the Leased Premises.
25.	NON-EFFECT OF WAIVER - The failure of CONTRACTOR or SCAQMD to insist upon the performance of any or all of the terms, covenants, or conditions of this Contract, or failure to exercise any rights or remedies hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such terms, covenants, or conditions, or of the future exercise of such rights or remedies, unless otherwise provided for herein.
26.	ATTORNEYS’ FEES. In the, event any action is filed in connection with the enforcement or interpretation of this Contract, each party shall bear its own attorneys’ fees and costs.
27.	FORCE MAJEURE - Neither SCAQMD nor CONTRACTOR shall be liable or deemed to be in default for any delay or failure in performance under this Contract or interruption of services resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, strikes, labor disputes, shortages of suitable parts, materials, labor or transportation, or any similar cause beyond the reasonable control of SCAQMD or CONTRACTOR.
28.	SEVERABILITY - In the event that any one or more of the provisions contained in this Contract shall for any reason be held to be unenforceable in any respect by a court of competent jurisdiction, such holding shall not affect any other provisions of this Contract, and the Contract shall then be construed as if such unenforceable provisions are not a part hereof.
29.	HEADINGS - Headings on the clauses of this Contract are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Contract.
30.	DUPLICATE EXECUTION - This Contract is executed in duplicate. Each signed copy shall have the force and effect of an original.
31.	GOVERNING LAW - This Contract shall be construed and interpreted and the legal relations created thereby shall be determined in accordance with the laws of the State of California. Venue for resolution of any disputes under this Contract shall be Los Angeles County, California.

32.	CITIZENSHIP AND ALIEN STATUS
A.	CONTRACTOR warrants that it fully complies with all laws regarding the employment of aliens and others, and that its employees performing services hereunder meet the citizenship or alien status requirements contained in federal and state statutes and regulations including, but not limited to, the Immigration Reform and Control Act of 1986 (P.L. 99-603). CONTRACTOR shall obtain from all covered employees performing services hereunder all verification and other documentation of employees’ eligibility status required by federal statutes and regulations as they currently exist and as they may be hereafter amended. CONTRACTOR shall have a continuing obligation to verify and document the continuing employment authorization and authorized alien status of employees performing services under this Contract to insure continued compliance with all federal statutes and regulations. Notwithstanding the above, CONTRACTOR, in the performance of this Contract, shall not discriminate against any person in violation of 8 USC Section 1324b.
B.	CONTRACTOR shall retain such documentation for all covered employees for the period described by law. CONTRACTOR shall indemnify, defend, and hold harmless SCAQMD, its officers and employees from employer sanctions and other liability which may be assessed against CONTRACTOR or SCAQMD, or both in connection with any alleged violation of federal statutes or regulations pertaining to the eligibility for employment of persons performing services under this Contract.
33.	OPTION TO EXTEND THE TERM OF THE CONTRACT - SCAQMD reserves the right to extend the contract for a period not to exceed five years commencing January 1, 2021 at no additional cost. In the event that SCAQMD elects to extend the contract, a written notice of its intent to extend the contract shall be provided to CONTRACTOR no later than sixty (60) days prior to Contract expiration.
34.	PREVAILING WAGES - CONTRACTOR is alerted to the prevailing wage requirements of California Labor Code section 1770 et seq., and the compliance monitoring and enforcement of such requirements by the Department of Industrial Relations (“DIR”). CONTRACTOR and all of CONTRACTOR’s subcontractors must comply with the California Public Works Contractor Registration Program and must be registered with the DIR to participate in public works projects. CONTRACTOR shall be responsible for determining the applicability of the provisions of California Labor Code and complying with the same, including, without limitation, obtaining from the Director of the Department of Industrial Relations the general prevailing rate of per diem wages and the general prevailing rate for holiday and overtime work, making the same available to any interested party upon request, paying any applicable prevailing rates, posting copies thereof at the job site and flowing all applicable prevailing wage rate requirements to its subcontractors. Proof of compliance with these requirements must be provided to SCAQMD upon request. CONTRACTOR shall indemnify, defend and hold harmless the South Coast Air Quality Management District against any and all claims, demands, damages, defense costs or liabilities based on failure to adhere to the above referenced statutes.
35.	ENTIRE CONTRACT - This Contract represents the entire agreement between the parties hereto related to CONTRACTOR providing services to SCAQMD and there are no understandings, representations’ or warranties of any kind except as expressly set forth herein. No waiver, alteration, or modification of any of the provisions herein shall be binding on any party unless in writing and signed by the party against whom enforcement of such waiver, alteration, or modification is sought.

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IN WITNESS WHEREOF, the parties to this Contract have caused this Contract to be duly executed on their behalf by their authorized representatives.

SOUTH COAST AIR QUALITY MANAGEMENT DISTRICT		TITAN DIAMOND BAR LLC

By:	/s/ William A. Burke	By:	/s/ Kirk S. Honour
	Dr. William A. Burke, Chairman, Governing Board	Name: Kirk S. Honour
Title: President
Date: 12/19/2015		Date:12/13/2015

ATTEST:
Saundra McDaniel, Clerk of the Board

By:	/s/ Saundra McDaniel
APPROVED AS TO FORM: Kurt R. Wiese, General Counsel

By:	/s/ Kurt R. Weise
//Standard Boilerplate Revised: September 4, 2015

ATTACHMENT 1
STATEMENT OF WORK FOR
TITAN DIAMOND BAR LLC

TRANSFER OF OWNERSHIP,
OPERATION, MAINTENANCE, and MANAGEMENT of CNG FUELING STATION,
CONSTRUCTION of NEW CNG FUELING STATION, and FUELING RATE

The SCAQMD owns and operates a public access, fast-fill compressed natural gas (CNG) vehicle fueling station (Station) on its property located at 21865 Copley Drive, Diamond Bar, CA 91765. This project is to lease SCAQMD property for the continued operation of a CNG vehicle refueling station, to transfer ownership of the Station and its assets to CONTRACTOR for the purpose of continuing operation, maintenance, monitoring, and management of the Station, to construct, operate, maintain, monitor and manage anew public access fast-fill CNG vehicle refueling station on this leased property (New Station), and to provide SCAQMD with a fueling rate based on actual costs plus fee.

Task 1	TRANSFER OF OWNERSHIP OF CNG STATION

1.1	There is currently an existing CNG station (Station) owned and operated by SCAQMD on the Leased Premises, comprising of the items listed in Attachment 2 - Acquired Assets (“Acquired Assets”). CONTRACTOR agrees to accept from SCAQMD, and SCAQMD agrees to transfer to CONTRACTOR free of charge, all of SCAQMD’s right, title and interest in the Acquired Assets. Thirty (30) days from the date of the last signature on the Contract, CONTRACTOR shall assume ownership of the Acquired Assets, SCAQMD shall deliver to CONTRACTOR and CONTRACTOR shall accept a duly executed Bill of Sale and General Assignment in the form attached hereto as Exhibit 1, and SCAQMD shall deliver to CONTRACTOR and CONTRACTOR shall accept the Acquired Assets.
1.2	Except as otherwise provided, SCAQMD represents and warrants that: (a) SCAQMD has good title to the Acquired Assets, free and clear of all liens; (b) the Acquired Assets are suitable and appropriate for providing natural gas vehicle fueling services; (c) the Acquired Assets are in good condition and repair, subject to normal wear and tear, and (d) to the best of SCAQMD’s knowledge, the Acquired Assets are in conformity with all applicable laws, rules, regulations and ordinances. SCAQMD further represents and warrants that to the best of SCAQMD’s knowledge, there are no actions, claims, complaints, demands, suits or notices that have been filed, commenced or threatened against SCAQMD relating to the Acquired Assets or the existing CNG station. EXCEPT AS OTHERWISE SPECIFIED IN THIS CONTRACT, THE SCAQMD HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
1.3	Sale of Surplus Assets. CONTRACTOR shall, within one hundred eighty (180) days from Contract Execution, make a determination of which assets are deemed surplus to the operation of the Station and provide a list to Project officer of such Surplus Assets. CONTRACTOR shall make best efforts to sell those Surplus Assets and distribute the net proceeds for such sales as ten percent (10%), to CONTRACTOR and ninety percent (90%) to SCAQMD. Net proceeds shall be based on and subsequent to commissions, taxes, and other sales expenses associated with such sales.

Task 2	OPERATION and MANAGEMENT of STATION and NEW STATION

2.1	CONTRACTOR shall assume full responsibility of Station operation and management effective thirty (30) days from the date of the last signature on the contract.
2.2	CONTRACTOR shall ensure continuous fast-fill CNG vehicle fueling and dispensing at SCAQMD with minimal downtime and with both 3,600 psig filling and 3,000 psig filling hoses and nozzles. The 3,000 psig fueling system shall only be maintained until such time that SCAQMD has no further vehicles requiring 3,000 psig. After such time CONTRACTOR may maintain the 3,000 psig nozzle system at CONTRACTOR’s discretion.
2.3	CONTRACTOR shall be responsible for recording all CNG vehicle fueling transactions at SCAQMD and shall provide to SCAQMD each month a record of the prior month’s CNG fueling transactions at SCAQMD per Task 6.
2.4	CONTRACTOR shall ensure that all CNG fueling transactions at SCAQMD are by approved bankcards, credit cards, debit cards, or fleet cards only. CONTRACTOR shall utilize a Payment Card Industry Data Security Standard (PCI) compliant point of sales system.
Task 3	MONITORING and MAINTENANCE of STATION and NEW STATION

3.1	CONTRACTOR shall assume full responsibility of monitoring and maintenance of CNG fueling at SCAQMD effective thirty (30) days from the date of the last signature on the contract, including, but not limited to, all equipment associated with Station and New Station.
3.2	CONTRACTOR shall provide a 24-hour available “help phone” at the fueling dispenser area to help SCAQMD staff and third-party CNG fueling customers with questions and problems.
3.3	CONTRACTOR shall ensure that all CNG fast-fill dispensers are maintained to allow adequate and uninterrupted fueling for SCAQMD and third-party CNG vehicles on a 24-hour basis.
3.4	CONTRACTOR shall ensure that a three (3)-minute automated notice to CONTRACTOR, upon CNG service interruption, is implemented and maintained throughout the contract period.
3.5	CONTRACTOR shall train SCAQMD staff on the safe operation of any CNG vehicle fueling equipment employed at the SCAQMD and in the minimal daily maintenance activities to be conducted on-site.

3.6	CONTRACTOR shall ensure a response time of two hours or less for CNG fueling service interruptions.
3.7	CONTRACTOR shall install and maintain remote video monitoring of the CNG fueling island.
3.8	CONTRACTOR shall install and maintain remote computer telemetry monitoring of the CNG fueling equipment and performance.
3.9	CONTRACTOR shall be responsible for periodic and other maintenance on the Station and New Station and any and all equipment associated with them, as per the manufacturer specifications, in order to keep Station and New Station operational and avoid breakdowns.
3.10	CONTRACTOR shall, at their expense, provide all necessary labor and parts to maintain the equipment and continue CNG fueling operations at the Station and New Station.
3.11	CONTRACTOR shall minimize downtime for all maintenance and repair activities, informing SCAQMD staff of all downtime in excess of one day (24 hours) with the associated reasons for that downtime and the duration of that downtime.
3.12	CONTRACTOR shall provide quarterly written reports documenting and explaining all downtime, including any maintenance or repair activities performed.
Task 4	STATION UPGRADES (NEW STATION)

4.1	CONTRACTOR shall install a new fast-fill CNG station (New Station) at the SCAQMD and shall be wholly responsible for all costs associated with the planning, design, construction, equipment, maintenance, management, and marketing of the New Station.
4.2	CONTRACTOR shall continue providing fast-fill CNG fueling services to SCAQMD and the public at the Leased Premises, and shall make reasonable and diligent efforts to minimize refueling downtime.
4.2	CONTRACTOR shall be responsible for upgrading all necessary “point of sale” payment and billing transaction software and hardware in accordance with current business and industry standards and practices to ensure uninterrupted CNG vehicle fueling transactions at the SCAQMD. All necessary upgrades and performance testing of these upgrades to meet these standards and ensure uninterrupted sale transaction services shall be completed prior to December 31, 2015.

4.3	CONTRACTOR shall be responsible for constructing and installing the New Station on the Leased Premises using new equipment. The New Station shall meet or exceed all performance and rating specifications as prescribed in CONTRACTOR’s proposal approved by the SCAQMD and pursuant to the terms and conditions specified in the Request for Proposal P2015-18. At a minimum the New Station shall be comprised of the following:
●	One (1) Four Stage, 125 h.p., 90kW natural gas compressor with soft start high efficiency electric motor and minimum 85 GGE/hr. maximum fuel delivery rate.
●	Two (2) new fast-fill type CNG dispensers, each with card readers and two hoses, with a minimum combined total of two (2) 3,600 psig fueling hoses and two (2) 3,000 psig fueling hoses. Or no new 3,000 psig hoses if 3,000 psig is provided in at least one operational dispenser.
●	Manual regenerative natural gas dryer.
●	196 GGE of useable CNG fuel storage.
●	24-hr remote surveillance and monitoring.
Task 5	Station Commissioning

5.1	CONTRACTOR shall complete New Station construction and New Station commissioning within eight (8) months of Contract Execution date.
5.2	CONTRACTOR shall submit to SCAQMD a Compliance Testing Report for the New Station verifying the following:
●	the station is performing to design specifications
●	all equipment installed is new and working properly
●	connectors are holding and gas and electricity is flowing
●	start-up process was successful
●	formal startup and debug/performance testing was successful
Compliance Testing Report should include colored photographs of commissioned station.
Task 6	CNG Fueling Rate

All fueling terms of this agreement pertain exclusively to the fueling station owned and operated by CONTRACTOR and located on SCAQMD property. The Fueling Rate for SCAQMD shall be based on actual utility costs, taxes, and a CONTRACTOR fee not to exceed $0.50/GGE. Both parties agree to exchange all information necessary to determine actual costs, including, but not necessarily limited to, monthly gas and electricity usages, charges, and billing statements.

6.1	UTILITIES
A.	Natural Gas

Natural Gas Supply, Metering, and Reporting

CONTRACTOR shall be responsible for securing an independent billable account with the Southern California Gas Company (SoCalGas) for all gas supplied to the Station and New Station. CONTRACTOR shall be responsible for all equipment, permitting, fees, and expenses associated with and incurred with natural gas supplied to the Station and New Station. CONTRACTOR shall make available upon request of SCAQMD, monthly billing statements of the gas delivered to the Station and New Station under CONTRACTOR account. CONTRACTOR shall be responsible for paying all gas costs billed to the Station and New Station.

B.	Electricity

Electricity Supply, Metering, and Reporting

SCAQMD has an electricity account (SCAQMD account) with Southern California Edison (SCE) and this account includes electricity supplied to operate and maintain CNG vehicle refueling operations at the SCAQMD. SCAQMD agrees to provide electricity to CONTRACTOR to operate the Station or New Station based on terms prescribed and agreed to by SCAQMD and CONTRACTOR.

CONTRACTOR shall procure and install a certified “Smart” meter to display, report, and continuously record electricity in both Demand usages in kilowatts (kW) and Energy usages in kilowatt-hours (kWh). The Smart meter shall provide this information telemetrically to both CONTRACTOR and SCAQMD. The information collected by the Smart meter shall be used to determine and quantify actual electricity usages associated with the operation of the Station and New Station, for calculating fueling rates; and, for quantifying electrical costs and charges to be paid, by CONTRACTOR. In the event the Smart meter is incapable at any time of determining electricity usages relevant to SCE billing rate structure, a set of default factors shall be used to calculate electricity costs. The default factors shall use the most conservative estimates including at minimum the equipment’s maximum rated power demand and SCE’s maximum electrical cost rates in effect at that time.

CONTRACTOR will provide to SCAQMD by the 10th of each month, a report of electricity Demand (kW) and Energy (kWh) usages for the prior month. Demand usage shall be reported in kilowatts (kW) versus time of day in 15 minute increments commencing “on-the-hour”. Energy usage shall be reported in kilowatt-hours (kWh) versus time of day and sorted into peak periods as defined by the applicable SCE rate schedule in effect during that period.

Within one year of commencing operation of the New Station, CONTRACTOR shall develop and provide a Cost Benefit Analysis (CBA) to SCAQMD on securing an independent billable electricity account (CONTRACTOR account) with SCE or continuing to purchase electricity through the SCAQMD account. The analysis of securing CONTRACTOR account shall include, but not be limited to, identifying the work and the party responsible for work, costs of work, and time and scheduling to complete work. Costs in the CBA shall include all work costs to secure CONTRACTOR account, electrical costs incurred through each account based on current and projected electricity demands over five years using known or best estimated SCE rate structures, electrical cost variations during each calendar year, e.g. Summer and Winter electricity rates, and the net effects on CNG fuel, rates for each account.

6.2	BILLING and INVOICING
A.	CNG Fueling Rate, Payment

CONTRACTOR agrees to sell CNG fuel to SCAQMD based on actual costs of delivered CNG fuel, including the costs for natural gas delivered and billed to CONTRACTOR by SoCalGas, the costs for electricity used and billed to SCAQMD by Southern California Edison, (SCE) to operate the equipment at the Station and New Station, the associated federal and state of California excise taxes for CNG vehicle fuel dispensed, and .a fixed fee to CONTRACTOR not to exceed $0.50/GGE. CONTRACTOR will develop and post the retail CNG fuel rate at the station in units of dollars per gasoline gallon equivalent ($/GGE).

B.	Electricity Metering Demonstration and Interim Electricity Payments

SCAQMD and CONTRACTOR agree to a one-year demonstration of the electricity Smart meter to assess actual electricity usages by the New Station. The one-year electricity usage assessment will include the continuous monitoring, measurement, and recording of both electricity Demand usages in kW and electricity Energy usages in kW-hours and subsequent analysis and evaluation. A primary focus of this evaluation will be to determine if, when, and by how much the CNG station contributes to SCAQMD electricity charges. The one-year demonstration will commence with the commissioning of the New Station. During the one-year demonstration period, the SCAQMD agrees to assume and pay all Demand (kW) charges associated with the New Station and CONTRACTOR agrees to assume and pay all Energy (kWh) charges associated with the New Station as determined by the Smart meter. In the event the Smart meter is incapable at any time of determining electricity Energy usage, Energy usage and associated costs shall be calculated using maximum ratings of the CNG equipment, including but not limited to, electricity ratings, fuel delivery ratings, and the quantity of fuel delivered during the periods in which the Smart meter is incapacitated.

SCAQMD and CONTRACTOR agree to develop Fuel Rate Structure terms and language subsequent to the one-year demonstration, not to exceed thirty (30) days from the one-year anniversary of commencement of the demonstration. SCAQMD and CONTRACTOR agree to apply the same Demand and Energy charges and payment responsibilities cited above under the one-year Smart meter demonstration, to the operation of the existing Station, but only prior to June 1, 2016.

C.	Mobile Refueling and Rates

CONTRACTOR shall be responsible for securing and providing any CNG mobile refueling services at the SCAQMD in the event that CNG fueling from Station or New Station is temporarily unavailable due to scheduled inoperability of Station or New Station expected to exceed 72 hours.

CONTRACTOR shall ensure that the mobile refueling service shall provide sufficient CNG fuel to meet normal daily demands based on recent daily usages.

CONTRACTOR shall ensure that CNG fueling provided by mobile refueling integrates with the fueling payment transaction equipment at Station or New Station.

CONTRACTOR shall make every effort to secure the lowest price for fuel provided at SCAQMD by mobile refueling.

CONTRACTOR agrees to sell to SCAQMD fuel provided by mobile refueling at a rate comparable to actual costs plus fee as described in A.

D.	Fueling Transaction and Payment

All fuel purchases made by SCAQMD at the station will be executed with approved purchasing cards and through a Point of Sale system installed and maintained by CONTRACTOR. SCAQMD shall provide CONTRACTOR with the identity of all purchasing cards to be used by SCAQMD and SCAQMD shall maintain and shall provide amendment of this list to CONTRACTOR at or before the end of the currently effective monthly billing period.

E.	Reconciliation and Invoicing

CONTRACTOR and SCAQMD agree to reconcile costs or credits incurred by or owed to each for any fuel purchases or electricity charges associated with any CNG fueling operation at the SCAQMD within 60 days from the end of that calendar month’s CNG usage.

CONTRACTOR will provide to SCAQMD, by the 10th of each month, an Excel file which lists all fueling transactions executed in the prior billing period. Each fueling transaction shall have a record of time and date, fueling card type and identifying number (e.g. last four digits of card), and amount of fuel purchased in GGE. CONTRACTOR shall provide a separate Excel worksheet with the above information exclusive to SCAQMD’s usage during that period.

Subsequent to CONTRACTOR providing to SCAQMD the above mentioned fueling transaction information and subsequent to SCAQMD’s receipt of SCE billing for the same fueling period, SCAQMD shall provide CONTRACTOR with an assessment of electricity usages and costs for the fueling period.

SCAQMD and CONTRACTOR shall make available to each other any necessary documentation to assess any and all fuel charges.

ATTACHMENT 2 - ACQUIRED ASSETS

Description:	Trillium CNG/Ariel Three-Stage Natural Gas Compressor System JGP-2 with Buffer and 5-inch Hydraulic Intensifying Compressor (HIC)

Serial No.s:

Ariel Frame:F17003; Stage 1: C52030; Stage 2: C52031; Stage 3: C52032 Ariel

Motor: Baldor 125; SN: CO202215035

Buffer Capacity: 15 cu.ft.; SN: 2702

HIC: Model-5BD-6.5x16; SN: 302040529-001

HIC Motor: Baldor 50; SN: CO203270103

Capacity:	400 SCFM

Qty	Description
1	60 GPM Hydraulic Pump
2	Gas to Air Heat Exchangers, 10°F - 12°F above ambient
1	75 GPM Hydraulic Spool Valve
1	50 h.p. Motor, 1750 RPM, (TEFC)
3	High Pressure Solenoid Valves, 5000 psig
1	5000 psig Check Valve
1	Zebec STCNG24-201 Natural Gas Dryer ASME Standard providing SAE J1 616 gas dew point depression
1	ASME 24-inch OD x 20-ft 6-inch Naptech Pressure Vessel with Racks, valves, pressure relief device
1	Nowata Coalescer, SY2C600NHCURR, 6000 psig
3	TrilliumCNG two-hose dispensers, each with one 3600 psig-and one 3000 psig hose and nozzle
1	Multiforce Card Lock System
1	Natural Gas ASME
1	Standard Inlet Scrubber
1	Flame Detector or Gas Monitor in Compressor Housing Compressor Housing Sound Attenuation
1	Gas to Air Heat Exchangers, 10°F 12°F above ambient
1	2 h.p. Glycol Circulating Pump
1	7.5 h.p. Cooling Fan
1	Computer controlled, UL sealed control package with remote diagnostic capabilities Fleet Management System
1	60 gallon Hydraulic Circulation Pump
1	Hydraulic Relief Valves
1	Oil Heater
1	Oil to Air Heat Exchanger
1	20 GPM Hydraulic Circulation Pump
1	2 h.p. Motor for Circulation Pump, 1750 RPM (TEFL)
1	Inlet Solenoid 1.5-inch 100 psi with built-in check
5	Murphy Pressure Transducers
6	Mercer Pressure Relief Valves
1	Ariel JGP2 400 SCFM frame, cylinders, pulsation dampeners, inter-stage scrubber
1	125 h.p. standard efficiency Baldor electric motor with 1.15 service factor, 1750 RPM (TEFC)
1	Remote video, audio, digital telemetry communication software package, high resolution B/W camera

*TEFC-Totally Enclosed, Fan-Cooled

ATTACHMENT 3 – LEASED PRESMISES
(CNG STATION BOUNDARIES)

LABORATORY BUILDING - 115'
FIRE HYDRANT - 94'2"
PUMP ISLAND - 34'9"
UNDERGROUND METHANOL
GASOLINE TANKS
EXISTING CNG COMPRESSION
SYSTEM and STORAGE
TRAFFIC FLOW
CNG STATION PROPERTY BOUNDARIES
CNG DISPENSERS
31'6"
21'6"
SCAQMD PROPERTY LINE
SERVICE ENTRY
COPLEY DRIVE
GOLDEN SPRINGS DRIVE

ATTACHMENT 3 – LEASED PREMISES
(cont.)

ISLAND
UNDERGROUND GASOLINE
METHANOL TANKS
CONTROL PANEL
LIMITS OF CONSTRUCTION
COMPRESSOR EQUIPMENT
STORAGE VESSEL
EXISTING COMPRESSED NATURAL GAS COMPRESSION EQUIPMENT and STORAGE
CNG DISPENSER
CNG DISPENSER
TRAFFIC FLOW
TRAFFIC FLOW
FIRE DEPT. ACCESS
CNG STATION PROPERTY BOUNDARIES
(in BOLD line)
CNG DISPENSER
ENTRANCE FROM COPLEY DRIVE
COPLEY DRIVE
GOLDEN SPRINGS DRIVE
GOLDEN SPRINGS DRIVE